Exhibit 99.1

Orexigen® Therapeutics Announces First of Four Phase 3 Trials of Contrave® Meets Co-

Primary and Key Secondary Endpoints

— Company to host conference call to discuss results in more detail at 5:00 p.m. ET today —

SAN DIEGO, January 8, 2009 — Orexigen® Therapeutics, Inc. (Nasdaq: OREX) today announced that the first of four Phase 3 trials of its lead investigational product Contrave® (naltrexone sustained release (SR)/bupropion SR) met its co-primary and key secondary endpoints, showing a significant reduction in body weight, improvements in markers of cardiovascular risk and reductions in selected food craving measures.

In this trial, which included an intensive diet and exercise behavior modification regimen, obese patients treated with Contrave, based on intent-to-treat (ITT) and completer analyses, lost an average of 20.3 pounds to 25.0 pounds, or 9.3% to 11.5% of their baseline body weight, versus 11.0 pounds to 16.0 pounds, or 5.1% to 7.3% of baseline body weight, for patients treated with placebo. In addition, in the categorical weight reduction analysis, the percentage of patients who lost >10% of their body weight was 20.2% in the placebo group compared to 41.5% in the Contrave group. We believe these results satisfy the categorical FDA efficacy benchmark for clinically significant weight loss. All of these findings were highly statistically significant (p<0.001).

Contrave was generally well tolerated by patients. The overall safety profile of Contrave was consistent with its individual components, naltrexone and bupropion, two drugs that have been used separately in patients for over 20 years. Treatment with Contrave was not associated with increases in symptoms of depression, suicidality or worsening of mean blood pressure.

“The results of this trial indicate that additional, clinically significant weight loss can be achieved when Contrave is added to a rigorous program of diet and exercise,” said Eduardo Dunayevich, Chief Medical Officer, Orexigen Therapeutics. “We are also very pleased with the safety profile demonstrated by Contrave thus far. We look forward to the results from the remaining Phase 3 trials which will further examine the efficacy, safety and tolerability of Contrave with less intensive behavior modification as well as in patients with Type 2 diabetes patients.”

Patient enrollment has been completed in the three other Phase 3 trials. Orexigen expects to announce top-line results from these trials in mid-2009 and, pending additional positive results, submit a New Drug Application (NDA) with the FDA in late 2009.

Study Details and Results

The objective of this NB-302 trial was to determine the additional weight loss and health benefits of Contrave when added to an intensive diet and exercise program. The trial included the most intensive behavior modification regimen of the Phase 3 program for Contrave, which resulted, as expected, in a high degree of weight loss among placebo patients.

This 56-week, double-blind, placebo-controlled trial conducted at nine U.S. centers evaluated the efficacy and safety of Contrave (32mg naltrexone SR/360mg bupropion SR) compared to placebo in 793 obese patients who participated in an intense behavioral program consisting of counseling, diet and exercise. Patients enrolled in the trial were randomized on a 3 to 1 ratio between Contrave and placebo, and had a body mass index (BMI) of 30 to 45, or as low as 27 in the presence of cardiometabolic co-morbidities. Drug dosages were initially titrated over a four week period and then administered over 52 weeks of therapy at full dose. The co-primary endpoints were percent change in total body weight from baseline and proportion of patients who lost at least 5% of their baseline body weight.

Efficacy results from this trial are summarized in the following table:

	Intent-To-Treat*			Completers
	Contrave	Placebo	p-value**	Contrave	Placebo	p-value**
Weight Loss (%)	9.3%	5.1%	<0.001	11.5%	7.3%	<0.001
Weight Loss (lbs)	20.3 lbs	11.0 lbs	<0.001	25.0 lbs	16.0 lbs	<0.001
>5% weight loss	66.4%	42.5%	<0.001	80.4%	60.4%	<0.001
>10% weight loss	41.5%	20.2%	<0.001	55.2%	30.2%	<0.001
>15% weight loss	29.1%	10.9%	<0.001	39.5%	17.9%	<0.001

*	ITT, last observation carried forward (LOCF) analysis included all randomized subjects with baseline and at least one post-baseline measurement while on study drug.

**	p-value based on difference between Contrave and placebo.

In order to assess how early study drug discontinuations affect efficacy measures, a post-hoc sensitivity analysis was conducted. In this analysis, we included all randomized patients who received at least one dose of study drug and had at least one post-baseline measurement of body weight. Contrave patients lost an average of 17.6 pounds, or 8.1% of their baseline body weight, versus 10.6 pounds, or 4.9% of baseline body weight for placebo patients. This analysis also showed that 56.8% of Contrave patients lost at least 5% of their body weight compared to 42.9% for placebo patients. All of these results remained highly statistically significant.

Secondary endpoints that demonstrated clinically and statistically significant improvements over placebo included HDL, triglycerides, waist circumference and hsCRP, markers of cardiovascular risk. Contrave patients also demonstrated improvements in quality of life compared to placebo patients as measured by the Impact of Weight on Quality of Life-Lite (IWQOL-Lite) scale, and decreases in selected food craving measures.

The overall discontinuation rate due to adverse events was 25.9% for patients taking Contrave versus 13.0% for those taking placebo. The most frequently observed adverse events leading to discontinuation for patients on study drug were nausea, urticaria (hives) and anxiety. The discontinuation rate due to nausea was 4.6%, an improvement over the 11.1% discontinuation rate seen in the Phase 2 trial (NB-201) which utilized the immediate release formulation of naltrexone as opposed to the proprietary SR formulation used in this trial. The most frequently observed treatment-emergent adverse events for patients on study drug were nausea, headache, constipation and dizziness.

“The results show that Contrave provided obese patients with clinically significant weight loss sustained over a one year period while also improving markers associated with cardiovascular disease,” said Dr. Xavier Pi-Sunyer, a lead investigator for the study and Chief of Endocrinology at St.Luke’s-Roosevelt Hospital/Professor of Medicine at Columbia University. “This study also showed that Contrave was generally well tolerated by patients, which is important in terms of patient compliance, especially since treating obesity is often a long-term endeavor.”

The Company has scheduled a conference call at 5:00 pm Eastern Time to discuss further details from this trial. The live call may be accessed by calling 877-317-6701(domestic) 412-317-6701 (international); meeting code: 007 4510. The webcast can be accessed live on the investor relations section of the Company’s web site at http://www.orexigen.com and will be archived for 14 days following the call. Additional findings will be presented at the JPMorgan Healthcare Conference on January 12, 2009 at 8:00 am (PST) in San Francisco, California.

About Obesity

Obesity is a public health crisis, with more than 70 million Americans considered to be obese, according to the Centers for Disease Control. It is a chronic disease that is linked to serious medical conditions such as Type 2 diabetes, heart disease, blood pressure, stroke, depression and some forms of cancer. Obesity results from an energy imbalance associated with various environmental, behavioral and genetic factors making it a difficult and complicated condition to treat. However, there is a growing understanding of how the central nervous system regulates appetite and metabolism as well as the mechanisms that limit weight loss over time. This understanding is the basis of new strategies in drug development that we believe have the potential to change the way obesity is treated.

About Contrave

Contrave is an investigational oral weight loss medication with a unique mechanism of action that works at two levels within the central nervous system: one designed to control the balance of food intake and metabolism and another designed to control food preference, reward and cravings. We believe that Contrave may be the first treatment for obesity to target these reward centers in the central nervous system. Based on clinical trials completed to date, Contrave is believed to initiate and sustain significant weight loss over one year of treatment by reducing appetite, increasing metabolism and allowing the body to continue losing weight by offsetting its natural tendency to fight back and slow down the weight loss process.

About Orexigen® Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead combination product candidates targeted for obesity are Contrave, which is in Phase 3 clinical trials, and Empatic™, which is in the later stages of Phase 2 clinical development. Each product candidate is designed to act on a specific group of neurons in the central nervous system with the goal of achieving appetite suppression and sustained weight loss. Further information about the company can be found at http://www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the efficacy and safety of Contrave, the enrollment, timing, execution and completion of clinical trials of the Company’s product candidates, the potential for, and timing of, an NDA submission for Contrave, and the potential to obtain regulatory approval for, and effectively treat obesity with, Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the final analyses of data from the NB-302 trial and other clinical trials of Contrave may produce negative or inconclusive results, or may be inconsistent with previously conducted clinical trials, and the FDA may not agree with Orexigen’s interpretation of efficacy and safety results; earlier clinical trials may not be predictive of future results; Contrave or Empatic may not receive regulatory approval on a timely basis or at all, and the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the submission or the approval of NDAs for either product candidate; the potential for adverse safety findings relating to Contrave or Empatic to delay or prevent regulatory approval or commercialization, or result in product liability claims; the third parties on whom Orexigen relies to assist with the development programs for Contrave or Empatic, including clinical investigators, contract laboratories, clinical research organizations and manufacturing organizations, may not successfully carry out their contractual duties or obligations or meet expected deadlines, and the quality or accuracy of the data or materials generated by such third parties may be of insufficient quality to include in the Company’s regulatory submissions; the ability of Orexigen and its licensors to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SOURCE Orexigen Therapeutics, Inc.

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